Exhibit 99

FOR IMMEDIATE RELEASE	For further information, contact
Doug Craney 708-450-3117

Alberto Culver Reports Strong Second Quarter Growth in Organic Revenue and

First Half Fiscal Year 2009 Diluted Earnings Per Share From Continuing Operations

Melrose Park, IL, (April 27, 2009) – Alberto Culver Company (NYSE: ACV), a leading manufacturer and marketer of personal care products including TRESemmé, Alberto VO5, Nexxus, St. Ives and Noxzema today announced strong growth in organic revenue and first half fiscal year 2009 diluted earnings per share from continuing operations.

Second Quarter:

•

Net sales for the second quarter decreased 1.4% to $344.3 million from $349.4 million in the prior year quarter. Reported net sales were reduced 10.1% by foreign currency fluctuations. Excluding the effect of foreign currency fluctuations and the acquisition of Noxzema, organic sales increased 6.3% in the second quarter.

•

Pre-tax earnings from continuing operations increased 10.4% to $42.6 million from $38.6 million in the prior year quarter. Excluding a benefit from restructuring activities of $21,000 in the current quarter and restructuring expense of $2.0 million in the prior year quarter, pre-tax earnings from continuing operations increased 4.8% to $42.6 million compared to $40.6 million in the prior year quarter.

•

Diluted earnings per share from continuing operations were 28 cents compared to 26 cents in the prior year quarter. Diluted earnings per share from continuing operations, excluding restructuring and discrete tax items, increased to 28 cents compared to 27 cents in the prior year. The reported diluted earnings per share from continuing operations in the prior year quarter includes approximately 2 cents per share of restructuring expense and approximately 1 cent per share of discrete tax benefit.

Alberto Culver Second Quarter and First Half Fiscal Year 2009 Earnings Release	Page 2

First Half:

•

Net sales for the first half increased 0.7% to $697.2 million from $692.6 million in the prior year. Reported net sales were reduced 9.7% by foreign currency fluctuations. Excluding the effect of foreign currency fluctuations and the acquisition of Noxzema, organic sales increased 7.9% in the first half.

•

Pre-tax earnings from continuing operations increased 24.8% to $103.2 million from $82.7 million in the prior year. Excluding restructuring expense of $271,000 in the current year and $6.9 million in the prior year, pre-tax earnings from continuing operations increased 15.5% to $103.5 million compared to $89.6 million in the prior year.

•

Diluted earnings per share from continuing operations were 60 cents compared to 55 cents in the prior year. Diluted earnings per share from continuing operations, excluding restructuring and discrete tax items, increased to 69 cents compared to 60 cents in the prior year, an increase of 15.0%. The reported diluted earnings per share from continuing operations includes the following items:

•

The current year includes approximately 9 cents per share of discrete tax expense, primarily related to taxes on a local currency gain on U.S. dollar denominated cash held in Sweden following the Cederroth sale.

•	The prior year quarter has approximately 5 cents per share of restructuring expenses.

Commenting on the results, Alberto Culver President and Chief Executive Officer V. James Marino said, “We continue to grow our market share in hair care and drive solid organic growth in what has been by all accounts a very challenging operating environment. We’re extremely pleased with our strong results through the first half of fiscal year 2009. The categories in which we compete, the channels in which we participate and the strong brands we offer provide us with a platform of relative strength and we believe that we can continue to win.”

The strong second quarter and first half organic sales growth rates of 6.3% and 7.9%, respectively, resulted from low-single digit organic sales growth in the United States and double-digit organic sales growth internationally. The organic growth in the U.S. and internationally was driven mainly by continued growth in TRESemmé and Nexxus. In addition, strong performance by Alberto VO5, St. Ives and multicultural brands contributed to the international organic sales growth.

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The Company’s gross profit margin was 50.3% in the second quarter compared to 53.3% in the prior year quarter, mainly due to higher raw material costs. Mr. Marino commented, “As we previously noted, we are currently absorbing short-term cost pressures mainly due to the spike in oil prices this past fall as well as supply and demand issues related to other material costs. We expect most of the higher oil related costs to cycle through our supply chain over the next several months and we have plans and projects in place to increase gross margin over time.” For the first half of fiscal year 2009, gross profit margin was 51.0% compared to 52.6% in the prior year period.

Advertising and other marketing investments were higher than the first quarter, but decreased 14.5% to $57.6 million compared to the prior year quarter, due to foreign currency fluctuations which accounted for 7.5% of the decrease, lower media rates in many of our markets and a mix shift to increased trade promotion in the United States. Mr. Marino added, “During the quarter we significantly increased our advertising investments in both TRESemmé and Nexxus to support our new initiatives and to drive brand equity. We also shifted a portion of our marketing spending on other brands to promotion to better align our mix with consumer behavior in this soft economy.” Selling and administrative expenses as a percentage of net sales decreased 150 basis points to 21.5% compared to 23.0% in the prior year quarter. This was mainly due to cost savings initiatives and lower freight and incentive expenses, partially offset by higher stock option and other miscellaneous expenses. For the first half of fiscal year 2009, advertising and other marketing investments decreased 13.6% (7.9% due to foreign currency fluctuations) to $107.0 million from $123.9 million in the prior year while selling and administrative expenses as a percentage of net sales decreased 140 basis points to 21.1% compared to 22.5% in the prior year.

Carol Lavin Bernick, Executive Chairman of the Company, said, “In these very tough economic times, I am proud of the response of our team as they continue to produce share gains and earnings increases. Throughout Alberto Culver’s history, in the face of tough markets and tough competitors, we have continued to demonstrate that we have the skill sets, the leadership, the strong brands and the people to continue to drive our business. While not entirely shielded from these economic challenges, we remain focused and committed to growing our brands and our company over the long term.”

Mrs. Bernick also announced the Company’s board of directors approved the regular 7.5 cents quarterly cash dividend. The dividend will be paid on May 20, 2009 to shareholders of record on May 7, 2009.

Alberto Culver Second Quarter and First Half Fiscal Year 2009 Earnings Release	Page 4

On May 18, 2008, the Company entered into an agreement to sell its Cederroth business to CapMan, a Nordic based private equity firm. Pursuant to the transaction agreement, on July 31, 2008 a company owned by two funds controlled by CapMan purchased all of the issued and outstanding shares of Cederroth International for 159.5 million Euros. As a result of the transaction, the results of operations of Cederroth are reported as discontinued operations.

On November 16, 2006, the Company closed a transaction that separated its consumer products business from its beauty supply distribution business and resulted in the formation of two separate and independent publicly-traded companies: new Alberto Culver and Sally Beauty Holdings, Inc. As a result of the transaction, the results of operations of the beauty supply distribution business are reported as discontinued operations.

The Company reported earnings from discontinued operations of $248,000 (net of tax) in the second quarter of fiscal 2009 compared to earnings of $2.4 million (net of tax) during the second quarter of fiscal 2008. The diluted earnings per share from discontinued operations were zero this quarter versus two cents in the prior year quarter. Including continuing and discontinued operations, the Company reported net earnings of $28.1 million or 28 cents per share on a fully diluted basis this quarter, compared to net earnings of $29.0 million or 28 cents per fully diluted share in the second quarter of fiscal 2008. For the first half of fiscal year 2009, earnings from discontinued operations were $605,000 (net of tax) compared to $3.8 million in the prior year. The diluted earnings per share from discontinued operations in the first half of fiscal year 2009 were zero compared to four cents in the prior year. Including continuing and discontinued operations, the Company reported net earnings of $59.7 million or 60 cents per share on a fully diluted basis during the first half of fiscal year 2009 compared to net earnings of $59.9 million or 59 cents per fully diluted share during the first half of the prior year.

Due to the disclosure of organic sales growth, and financial results excluding restructuring and discrete tax items, this press release contains certain non-GAAP financial measures as defined by Regulation G of the Securities and Exchange Commission. A description of the Company’s restructuring activities and discrete tax items, as well as a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures, is included as a schedule to this release and can also be found on the Company’s web site at www.alberto.com.

The Company will discuss its second quarter and first half fiscal year 2009 results with investors in a call to be held later today (Monday, April 27) at 11 a.m. Eastern Time. The dial-in numbers for the call are

Alberto Culver Second Quarter and First Half Fiscal Year 2009 Earnings Release	Page 5

866-742-2281 or 660-422-4763 and the conference ID is 93638760. The numbers for a replay of the conference call are 800-642-1687 or 706-645-9291 and will be available through Wednesday, May 27, 2009. The conference ID is 93638760. The call and a replay will also be available on the internet for 30 days at www.alberto.com in the Investing Section, and at www.earnings.com.

Alberto Culver Company manufactures, distributes and markets leading beauty care and other personal care products including TRESemmé, Alberto VO5, Nexxus, St. Ives and Noxzema in the United States and internationally. It is also the second largest producer in the U.S. of products for the ethnic hair care market with leading brands including Motions and Soft & Beautiful. Several of its household/grocery products such as Mrs. Dash and Static Guard are niche category leaders in the U.S.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and assessments of risks and uncertainties and reflect various assumptions concerning anticipated results, which may or may not prove to be correct. Some of the factors that could cause actual results to differ materially from estimates or projections contained in such forward-looking statements include: the pattern of brand sales; competition within the relevant product markets; loss of one or more key customers; loss of one or more key suppliers or copackers; unavailability of raw materials or finished products; loss of one or more key employees; inability of efficiency initiatives to improve the Company’s margins; risks inherent in expanding in existing geographic locations and entering new geographic locations; risks inherent in acquisitions, divestitures and strategic alliances; adverse changes in currency exchange rates; the effects of a prolonged United States or global economic downturn or recession; increases in costs of raw materials and inflation rates; events that negatively affect the intended tax free nature of the distribution of shares of Alberto Culver Company in connection with the separation of the consumer products business from the beauty supply distribution business on November 16, 2006; changes in costs; the costs and effects of unanticipated legal or administrative proceedings; the risk that the expected cost savings related to the reorganizations and restructurings may not be realized; health epidemics; adverse weather conditions; loss of distributorship rights; sales by unauthorized distributors in the Company’s exclusive markets; and variations in political, economic or other factors such as interest rates, availability of credit, tax changes, legal and regulatory changes or other external factors over which the Company has no control. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available. Additional factors that could cause Alberto Culver’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2008 Annual Report on Form 10-K filed on November 25, 2008 with the SEC and available at the SEC’s internet site (http://www.sec.gov).

Alberto Culver Second Quarter and First Half Fiscal Year 2009 Earnings Release	Page 6

Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)

Three Months Ended March 31, 2009 and 2008	2009	2008
Net sales	$344,332	349,369
Cost of products sold	170,966	163,309

Gross profit	173,366	186,060
Advertising, marketing, selling and administrative Restructuring and other (1)	131,447 (21)	147,713 2,070

Operating earnings	41,940	36,277
Interest income, net	(659)	(2,298)

Earnings from continuing operations before income taxes	42,599	38,575
Provision for income taxes (2)	14,769	11,938

Earnings from continuing operations	27,830	26,637
Discontinued operations, net of income taxes (3)	248	2,390

Net earnings	$28,078	29,027

Basic earnings per share:
Continuing operations	$.29	.27
Discontinued operations	—	.02

Total	$.29	.29

Diluted earnings per share:
Continuing operations (1) (2)	$.28	.26
Discontinued operations	—	.02

Total	$.28	.28

Weighted average shares outstanding:
Basic	97,640	99,592
Diluted	99,075	102,007

(1)	Restructuring and other includes severance and other costs incurred related to the Company’s plan to close its manufacturing facility, reduce its headcount and relocate to a smaller commercial office in Puerto Rico which was announced in May 2008 and the Company’s plan to close its manufacturing facility in Toronto, Canada which was announced in October 2007. In addition, restructuring and other includes severance and other costs incurred related to the Company’s reorganization plan announced following the separation of the consumer products business from the beauty supply distribution business. During the second quarter of fiscal year 2009, restructuring and other increased earnings from continuing operations (net of tax) by $45 and did not have an effect on diluted earnings per share from continuing operations. During the second quarter of fiscal year 2008, restructuring and other reduced earnings from continuing operations (net of tax) by $1,422 and diluted earnings per share from continuing operations by 2 cents.
(2)	The provision for income taxes in the second quarter of fiscal year 2009 includes $229 of discrete tax benefit, which did not have an effect on diluted earnings per share from continuing operations. The provision for income taxes in the second quarter of fiscal year 2008 includes $927 of discrete tax benefit, which increased diluted earnings per share from continuing operations by 1 cent.
(3)	Discontinued operations in both periods includes activity related to the sale of Cederroth, as well as favorable adjustments to self-insurance reserves for pre-separation Sally claims retained by Alberto Culver. The second quarter of fiscal year 2008 also includes the earnings of the Cederroth business.

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Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)

Six Months Ended March 31, 2009 and 2008	2009	2008
Net sales	$697,166	692,556
Cost of products sold	341,790	328,029

Gross profit	355,376	364,527
Advertising, marketing, selling and administrative Restructuring and other (1)	253,841 271	279,974 6,859

Operating earnings	101,264	77,694
Interest income, net	(1,951)	(5,016)

Earnings from continuing operations before income taxes	103,215	82,710
Provision for income taxes (2)	44,088	26,531

Earnings from continuing operations	59,127	56,179
Discontinued operations, net of income taxes (3)	605	3,755

Net earnings	$59,732	59,934

Basic earnings per share:
Continuing operations	$.61	.57
Discontinued operations	—	.04

Total	$.61	.61

Diluted earnings per share:
Continuing operations (1) (2)	$.60	55
Discontinued operations	—	.04

Total	$.60	.59

Weighted average shares outstanding:
Basic	97,583	98,840
Diluted	98,979	101,316

(1)	Restructuring and other includes severance and other costs incurred related to the Company’s plan to close its manufacturing facility, reduce its headcount and relocate to a smaller commercial office in Puerto Rico which was announced in May 2008 and the Company’s plan to close its manufacturing facility in Toronto, Canada which was announced in October 2007. In addition, restructuring and other includes severance and other costs incurred related to the Company’s reorganization plan announced following the separation of the consumer products business from the beauty supply distribution business. During the first half of fiscal year 2009, restructuring and other reduced earnings from continuing operations (net of tax) by $121 and did not have an effect on diluted earnings per share from continuing operations. During the first half of fiscal year 2008, restructuring and other reduced earnings from continuing operations (net of tax) by $4,597 and diluted earnings per share from continuing operations by 5 cents.
(2)	The provision for income taxes in the first half of fiscal year 2009 includes $8,666 of discrete tax expense, primarily related to taxes on a local currency gain on U.S. dollar denominated cash held in Sweden following the Cederroth sale, which reduced diluted earnings per share from continuing operations by 9 cents. The provision for income taxes in the first half of fiscal year 2008 includes $57 of discrete tax benefit, which did not have an effect on diluted earnings per share from continuing operations.
(3)	Discontinued operations in both periods includes activity related to the sale of Cederroth, as well as favorable adjustments to self-insurance reserves for pre-separation Sally claims retained by Alberto Culver. The first half of fiscal year 2008 also includes the earnings of the Cederroth business.

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Consolidated Condensed Balance Sheets (Unaudited)

(in thousands)

	March 31, 2009	September 30, 2008
Assets
Cash, cash equivalents and short-term investments	$348,937	453,730
Accounts receivable, net	223,653	244,316
Inventories Other current assets	138,353 33,611	149,512 32,822

Total current assets	744,554	880,380
Property, plant and equipment, net	234,140	221,667
Goodwill and trade names	313,154	234,015
Long-term investments	56,475	57,443
Other assets	70,782	70,685

Total assets	$1,419,105	1,464,190

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$151	184
Accounts payable, accrued expenses and income taxes	222,069	281,816

Total current liabilities	222,220	282,000
Long-term debt	465	683
Other liabilities and income taxes	65,027	65,176

Total liabilities	287,712	347,859
Stock options subject to redemption	5,401	5,725
Stockholders’ equity	1,125,992	1,110,606

Total liabilities and stockholders’ equity	$1,419,105	1,464,190

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Segment Data (Unaudited)

(in thousands)

Three Months Ended March 31, 2009 and 2008	2009	2008
Net Sales:
United States	$229,643	218,228
International (1)	114,689	131,141

	$344,332	349,369

Earnings From Continuing Operations Before Income Taxes:
United States	$36,291	28,713
International	7,109	10,470

Segment operating profit	43,400	39,183
Stock option expense	(1,481)	(836)
Restructuring and other (2)	21	(2,070)
Interest income, net	659	2,298

	$42,599	38,575

Six Months Ended March 31, 2009 and 2008	2009	2008
Net Sales:
United States	$454,108	426,081
International (1)	243,058	266,475

	$697,166	692,556

Earnings From Continuing Operations Before Income Taxes:
United States	$80,029	56,923
International	26,047	30,601

Segment operating profit	106,076	87,524
Stock option expense	(4,541)	(2,971)
Restructuring and other (2)	(271)	(6,859)
Interest income, net	1,951	5,016

	$103,215	82,710

(1)	International sales were negatively impacted by $35.4 million and $67.6 million from foreign currency fluctuations during the second quarter and first half of fiscal 2009, respectively.
(2)	Restructuring and other includes severance and other costs incurred related to the Company’s plan to close its manufacturing facility, reduce its headcount and relocate to a smaller commercial office in Puerto Rico which was announced in May 2008 and the Company’s plan to close its manufacturing facility in Toronto, Canada which was announced in October 2007. In addition, restructuring and other includes severance and other costs incurred related to the Company’s reorganization plan announced following the separation of the consumer products business from the beauty supply distribution business.

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Schedule - Reconciliation of Non-GAAP Financial Measures

The Company’s press release announcing results of operations for the three and six months ended March 31, 2009 includes references to certain of the following “non-GAAP financial measures” as defined by Regulation G of the Securities and Exchange Commission:

•	Pre-tax earnings from continuing operations excluding restructuring

•	Earnings from continuing operations excluding restructuring and discrete tax items

•	Diluted earnings per share from continuing operations excluding restructuring and discrete tax items

•	Organic sales growth

On December 1, 2006, the Company committed to a plan to terminate employees as part of a reorganization following the completion of the Separation. All costs incurred related to this plan are classified as “restructuring and other” on the statement of earnings. During fiscal year 2008, the Company recorded restructuring costs of $2.7 million ($2.3 million in the first half and $761,000 in the second quarter), which included fixed asset write-offs and charges related to the impairment and eventual sale of the Company’s manufacturing facility in Dallas, Texas ($1.5 million), as well as severance and relocation costs ($517,000). During the first half of fiscal year 2009, the Company recorded a restructuring benefit related to this plan of $123,000 ($88,000 in the second quarter).

On October 29, 2007, the Company committed to a plan primarily related to the closure of its manufacturing facility in Toronto, Canada. All costs incurred related to this plan are also classified as “restructuring and other” on the statement of earnings. During fiscal year 2008, the Company recorded restructuring costs related to this plan of $4.0 million ($4.5 million in the first half and $1.3 million in the second quarter), which included severance ($2.5 million), an impairment charge for certain manufacturing equipment at the Toronto plant ($1.3 million) and other miscellaneous fixed asset write-offs and charges ($2.2 million), partially offset by a gain on the sale of the Toronto plant ($2.0 million). During the first half of fiscal year 2009, the Company recorded additional restructuring costs related to this plan of $16,000 (none in the second quarter).

On May 29, 2008, the Company announced that it expects to close its manufacturing facility, reduce its headcount and relocate to a smaller commercial office in Puerto Rico. All costs incurred related to this plan are also classified as “restructuring and other” on the statement of earnings. During fiscal year 2008, the Company recorded restructuring costs related to this plan of $4.5 million (none in the first half), which included severance ($1.7 million), an impairment charge for the Puerto Rico manufacturing facility and certain manufacturing equipment ($1.6 million) and other miscellaneous fixed asset write-offs and charges ($1.2 million). During the first half of fiscal year 2009, the Company recorded additional restructuring costs related to this plan of $378,000 ($67,000 in the second quarter).

In total, the Company recorded restructuring and other costs during the first half of fiscal year 2009 of $271,000 ($121,000 after taxes and no effect on diluted earnings per share from continuing operations) with a $21,000 benefit in the second quarter ($45,000 after taxes and no effect on diluted earnings per share from continuing operations). In fiscal year 2008, the Company recorded total restructuring and other costs of $11.2 million ($7.2 million after taxes) with $6.9 million in the first half ($4.6 million after taxes or 5 cents per diluted share from continuing operations) and $2.1 million in the second quarter ($1.4 million after taxes or 2 cents per diluted share from continuing operations).

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Schedule - Reconciliation of Non-GAAP Financial Measures (continued)

The Company’s provision for income taxes in the first half of fiscal year 2009 included net discrete tax expense of $8.7 million (9 cents per diluted share from continuing operations), primarily related to taxes on a local currency gain on U.S. dollar denominated cash held in Sweden following the Cederroth sale. The provision for income taxes in the second quarter of fiscal year 2009 included net discrete tax benefit of $229,000 (no effect on diluted earnings per share from continuing operations). The Company’s provision for income taxes in the first half of fiscal year 2008 included net discrete tax benefit of $57,000 (no effect on diluted earnings per share from continuing operations). The provision for income taxes in the second quarter of fiscal year 2008 included net discrete tax benefit of $927,000 (1 cent per diluted share from continuing operations).

Reconciliations of these non-GAAP financial measures to their most directly comparable financial measures under GAAP for the three and six months ended March 31, 2009 and 2008 are as follows (in thousands, except per share data):

	Three Months Ended March 31		Six Months Ended March 31
	2009	2008	2009	2008
Pre-tax earnings from continuing operations, as reported	$42,599	38,575	$103,215	82,710

Restructuring and other	(21)	2,070	271	6,859

Pre-tax earnings from continuing operations, excluding restructuring	$42,578	40,645	$103,486	89,569

Earnings from continuing operations (net of income taxes), as reported	$27,830	26,637	$59,127	56,179

Restructuring and other, net of income taxes	(45)	1,422	121	4,597

Discrete tax items	(229)	(927)	8,666	(57)

Earnings from continuing operations (net of income taxes), excluding restructuring and discrete tax items	$27,556	27,132	$67,914	60,719

Diluted earnings per share from continuing operations, as reported	$.28	.26	$.60	.55

Restructuring and other, net of income taxes	—	.02	—	.05

Discrete tax items	—	(.01)	.09	—

Diluted earnings per share from continuing operations, excluding restructuring and discrete tax items	$.28	.27	$.69	.60

	Three Months Ended March 31		Six Months Ended March 31
	2009	2008	2009	2008
Net sales growth (decline), as reported	(1.4)%	5.5%	0.7%	9.8%

Effect of foreign currency fluctuations	10.1	(2.0)	9.7	(2.6)

Effect of acquisition	(2.4)	—	(2.5)	—

Organic sales growth	6.3%	3.5%	7.9%	7.2%

Management uses these non-GAAP financial measures to evaluate the performance of the Company and believes the presentation of these amounts provides the reader with information necessary to analyze the Company’s normal operations for the periods compared.

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